China Solar & Clean Energy Solutions, Inc. Signs a Joint Construction Agreement with a Guizhou Company on Eco-Buildings Projects

BEIJING, Jul. 26th, 2011 (PRNewswire-Asia) -- China Solar & Clean Energy Solutions, Inc. (OTC Bulletin Board: CSOL) ('CSOL' or the 'Company'), a premier manufacturer and distributor of solar water heaters, space heating devices, and integrated low carbon solutions providers in the People's Republic of China, today announced that one of its subsidiaries has signed a joint construction agreement with a Guizhou company on Eco-Buildings Projects.

On July 25th, 2011, Deli Solar Holding Ltd., a wholly-owned subsidiary of CSOL, signs a joint construction agreement with Guizhou Fuxiang Eco-Industrial City Investment & Development Co., Ltd. (short as the “Guizhou Company”) on green eco-buildings construction projects located in Guizhou, P.R.C. These buildings will be planed and applied with low carbon & eco-technologies for the purpose of energy-saving, low carbon ecology, and integrated solar energy solutions.

The agreement amounts on eco-building engineering costs are over than RMB 4 billion (approx. US 630 million) with net profit rate of approx. 16-18% and will be executed accordingly and continuously under three phases.

In the first phase, the total covered area is approximately 1.5 square kilometers, or 0.58 square miles, and the total estimated costs are from RMB 750 million to RMB 900 million (approximately $116.4 million to $139.8 million).  The construction period will be commencing from August 2011 to December 2012.

In the second phase, the total covered area is approximately 4.0 square kilometers, or 1.54 square miles, and the total estimated costs are from RMB 2 billion to 2.4 billion (approximately $0.31 billion to $0.37 billion).  The construction period is expected from August 2012 to October 2014.

In the third phase, the total covered area is approximately 2.5 square kilometers, or 0.97 square miles, and the total estimated costs are from RMB 4 billion to 4.8 billion (approximately $0.62 billion to $0.74 billion).  The construction period is expected from August 2013 to December 2015.

The periods of the above three phases of construction will duplicated and cover each other.

The detailed payment arrangements from Guizhou Company to the Company, including but not limited to the payment times, amounts of each installments and inspection arrangements upon completion of each phase of the Projects, shall be subject to the parties’ separate agreements.

About China Solar & Clean Energy Solutions, Inc.

China Solar & Clean Energy Solutions, Inc. operates through its subsidiaries Bazhou Deli Solar Energy Heating Co. Ltd. ('Deli Solar (Bazhou)'), Beijing Deli Solar Technology Development Co., Ltd., and Tianjin Huaneng Group, all located in the PRC. The Company manufactures and distributes various forms of alternative energy systems including solar thermal systems for hot water and space heating, industrial heat recovery systems, and solar-powered lighting devices. Currently, the Company has changed its strategic development from solar thermal products marketing to be a large-scale engineering projects low-carbon integrated solutions provider.

For more information, please visit http://www.delisolar.com .

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about China Solar & Clean Energy Solutions and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, market and customer acceptance and demand for products, ability to market products, fluctuations in foreign currency markets, the use of estimates in the preparation of financial statements, the impact of competitive products and pricing, the ability to develop and launch new products on a timely basis, the regulatory environment, fluctuations in operating results, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Solar & Clean Energy Solutions undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

    For more information, please contact:
     Cisily Chen
     IR Manager
     Tel: +86-10-6386-0500

SOURCE China Solar & Clean Energy Solutions, Inc.